[SPARTECH]



COMPANY CONTACTS:
George A. Abd                Randy C. Martin
President and                Executive Vice President and
Chief Executive Officer      Chief Financial Officer
(314) 721-4242               (314) 721-4242

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 7, 2005

                         SPARTECH CORPORATION ANNOUNCES
                  SECOND QUARTER FISCAL 2005 SALES AND EARNINGS
                             -----------------------

ST. LOUIS, JUNE 7, 2005 - Spartech Corporation (NYSE:SEH) announced today its operating results for its second quarter ended April 30, 2005.

SECOND QUARTER 2005 HIGHLIGHTS:

         - NET SALES INCREASED BY 31% TO $377.7 MILLION, PRIOR YEAR ACQUISITION CONTRIBUTING 11%

         - CASH FLOW FROM OPERATIONS FOR THE SECOND QUARTER OF 2005 WAS $20.8 MILLION BETTER THAN THE SECOND QUARTER OF 2004

         - NET INCOME EXCLUDING THE EFFECT OF THE NON-RECURRING ITEMS WAS $11.3 MILLION OR $.35 PER DILUTED SHARE COMPARED TO $13.5 MILLION OR $.41 PER DILUTED SHARE IN 2004

         - REPORTED OPERATING EARNINGS WERE $6.3 MILLION OR $24.3 MILLION EXCLUDING NON-RECURRING ITEMS (FIXED ASSET CHARGES AND RESTRUCTURING COSTS) COMPARED TO $28.1 IN 2004

OVERVIEW OF RESULTS
Sales for the second quarter of 2005 were $377.7 million, a 31% increase compared to the same period in 2004. This total is a record quarterly sales level for the Company that was aided by an 11% increase from the late 2004 acquisition of VPI and a strong price/mix impact following the significant resin price increases over the last twelve months. Operating earnings reported for the second quarter of 2005 were $6.3 million compared to $28.1 million in the prior year quarter. Included in the operating earnings for the quarter was $18.0 million of non-recurring charges related to the complete physical inventory of our fixed assets of $10.4 million and the plant restructuring activities of $7.6 million ($17.5 million of these items were non-cash asset write offs). A net loss of $80 thousand was reported for the second quarter of 2005 with no diluted earnings per share. The net earnings excluding the non-recurring items of $11.3 million after tax were $.35 per diluted share for the second quarter of 2005. Net earnings for the comparable period of 2004 were $13.5 million or $.41 per diluted share.



                                     -MORE-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 1

Commenting on the results, Mr. George A. Abd, President and CEO stated, "While our operational performance in the second quarter improved significantly from the first quarter of this year, the results remained disappointing. Components of the performance were affected by external and internal factors. Externally, while resin prices saw some decreases late in the second quarter from the peak levels early in the period, we still experienced resin prices on average over 30-40% higher than the comparable prior year period. Some of the resin price reductions are related to slowing demand in certain markets, namely automotive, recreation & leisure and film. While the packaging market remained strong for us, it was not as strong as expected coming into the quarter, and building & construction was also slightly weaker than expected.

The key internal factor affecting performance remained the conversion costs of our business. The conversion costs per pound in Q2 were $0.013 per pound higher than the same period last year. These costs did improve by $0.02 per pound compared to our first quarter, but a renewed and vigorous attention to cost control and reduction is necessary, combined with the benefits of the plant consolidations announced on February 8, to reach the conversion cost levels at which our usiness should be operating. This is not a short term project but will be central to the mission of the company going forward."

Mr. Abd further stated, "I am disappointed that a weakness in internal controls existed that resulted in the identification of over $7 million dollars of incorrectly accounted for fixed assets. The process has been completed to identify, inventory and tag all of our fixed assets and procedures have been put in place to periodically audit all of the company's fixed assets moving forward. These errors occurred during past plant shutdowns and asset transfers and new procedures have been put in place to prevent this issue from occurring again. This weakness was identified as a result of our Sarbanes-Oxley compliance process and the correction will be tested and audited as we move forward.

We have made substantial progress in implementing the announced plant restructurings to sell two businesses and consolidate several plants. Both of these events had a significant impact on our operating results for the quarter and we have provided a table summary of these activities and the underlying operating results by segment for comparison at the end of this release. Despite these interruptions and the changes in management during the second quarter of 2005, the operating results excluding the non-recurring items did represent a solid improvement over Q1. This is a good basis upon which to begin for the remainder of the year but unacceptable as we move forward. Our focus will be on creating the world class cost structure necessary to realize the profit potential that exists within our company."

SEGMENT RESULTS

CUSTOM SHEET & ROLLSTOCK--Net sales in our Custom Sheet & Rollstock segment were $238.1 million in the second quarter of fiscal 2005, an increase of 30% from the $183.4 million produced in the same three month period of 2004. This sales increase was attributable to our late fiscal 2004 acquisition of VPI (8%), the impact of price/mix changes driven by resin prices (19%), and 3% internal volume growth. This growth in pounds sold was primarily driven by strong demand in the Packaging and Sign & Advertising markets. The segment's operating earnings excluding non-recurring items declined $1.8 million or 9% due to higher conversion costs which included write downs of inventory and operating losses for assets held for sale that were not classified as non-recurring of $.6 million. The non-recurring items included in this segment included $3.0 million of restructuring costs (primarily property, plant and equipment and goodwill impairment write downs on four operations held for sale) and $6.5 million for fixed asset charges.

      (IN MILLIONS)                            SECOND QUARTER                FIRST SIX MONTHS
                                           -----------------------       ------------------------
                                             2005           2004           2005           2004
                                           ---------      ---------      ---------      ---------
      Net Sales                            $   238.1      $   183.4      $   427.8      $   338.8
                                           =========      =========      =========      =========

      Operating Earnings, excluding
      Non-recurring                        $    19.3      $    21.1      $    26.9      $    35.6
                                           =========      =========      =========      =========

      Operating Earnings                   $     9.8      $    21.1      $    17.4      $    35.6
                                           =========      =========      =========      =========


                                     -MORE-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 2

COLOR & SPECIALTY COMPOUNDS--The Company's Color & Specialty Compounds group saw its sales increase sharply to $113.5 million or 36% greater than last year's $83.2 million. Approximately 22% of this increase was the result of the Company's VPI acquisition, with 22% driven by price/mix changes, and an 8% decline in internal growth. The decline in internal pounds sold reflects a decrease in sales of toll-compound material to one customer in the electronics market and special-order sales to another customer that occurred in the second quarter of 2004 but did not recur in the current year quarter. Excluding the decrease in sales volume to these two customers, internal volume grew 2%. However, operating earnings excluding non-recurring items declined by about 4% due to higher conversion costs including freight and utilities increases. The non-recurring items included in this segment included $2.7 million of restructuring costs (consisting of property, plant and equipment impairment write downs on two properties held for sale) and $1.7 million for fixed asset charges.

      (IN MILLIONS)                        SECOND QUARTER             FIRST SIX MONTHS
                                        ---------------------      ---------------------
                                         2005           2004        2005          2004
                                        ------        -------      ------        ------
      Net Sales                         $113.5        $  83.2      $210.5        $154.5
                                        ======        =======      ======        ======

      Operating Earnings, excluding
      Non-recurring                     $    7.2      $    7.5     $  12.9       $  13.7
                                        ========      ========     =======       =======

      Operating Earnings                $    2.8      $    7.5     $    8.5      $  13.7
                                        ========      ========     ========      =======


ENGINEERED PRODUCTS--Our Engineered Products segment (formerly the Molded & Profile Products segment, see caption later in this release) produced its second consecutive quarterly sales increase of 20% or more in the second quarter of 2005 - $26.1 million compared to $21.0 million in last year's second quarter. New customers in lawn & garden added by the wheels unit produced the bulk of this increase. Operating earnings, totaling $1.8 million for the group, performed significantly better than our first quarter 2005 performance of $.6 million but still behind last year's comparable quarter and well behind our expectations as costs related to the start-up delays and the ramp-up of new production capacity were higher than expected. Some of the benefit of better efficiencies with the new customers will now push into 2006 as we are moving out of the build season for this market. The non-recurring items included in this segment included $1.9 million of restructuring costs (primarily property, plant and equipment, goodwill impairments, and severance costs related to three operations held for sale or disposed of during the second quarter of 2005) and $1.6 million for fixed asset charges.

      (IN MILLIONS)                         SECOND QUARTER            FIRST SIX MONTHS
                                        ---------------------      ---------------------
                                          2005          2004         2005         2004
                                        -------       -------      -------       -------
      Net Sales                         $  26.1       $  21.0      $  43.9       $  35.8
                                        =======       =======      =======       =======

      Operating Earnings, excluding
      Non-recurring                     $    1.8      $    2.6     $    2.4      $    3.8
                                        ========      ========     ========      ========

      Operating Earnings                $   (1.7)     $    2.6     $   (1.1)     $    3.8
                                        =========     ========     =========     ========


                                     -MORE-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 3

CASH FLOW PERFORMANCE
Cash provided by operating activities was $22.3 million in the second quarter of 2005 due to focused efforts to collect vendor rebates, a decrease in inventory balances by $5.9 million from the end of the first quarter of 2005 by reducing pre-buys, and an increase in trade payables. These favorable changes were somewhat offset by higher accounts receivable with the seasonally higher sales in the second quarter of 2005. Cash flow from operations for the second quarter of 2005 was $20.8 million better than the same three month period in 2004. We have placed aggressive goals on our operating regions for further improvement in cash flow.

NON-RECURRING ITEMS
As part of our Sarbanes-Oxley compliance efforts, we initiated a complete physical count of the Company's property, plant and equipment in the first quarter of fiscal 2005. Reconciliation of these counts to our books and records during the second quarter of 2005 resulted in a $7.8 million write off of equipment that no longer physically existed. The cause of the $7.8 million in non-existing equipment was traced back to transactions for plant shutdowns and transfers of equipment between plants and represented a weakness in our internal controls which led to inaccurate recording of these transactions over a number of years from the mid-1980's to more recent years. We have taken corrective actions to institute new policies and procedures for the tracking of equipment disposals and transfers of equipment between plants, including periodic physical inventories of our property, plant and equipment at each location. During our count process, we also identified another $2.6 million of equipment that exists, but we have evaluated further and decided to liquidate now. A write down in value for these items was combined with the non-existing assets write off noted above for presentation as a total non-cash fixed asset charge on the income statement of $10.4 million for the second quarter of 2005.

In the second quarter of fiscal 2005, the Company initiated several operational changes to enhance short-term operating performance and longer term operating efficiencies. The plan, involved the closing and sale of certain plant facilities segregated into three categories: (i) the elimination of non-core operations, (ii) the consolidation of capacity for similar operations, and (iii) the transfer of synergistic or new business to other existing operations. The effect of the plan is to reduce our operations by seven facilities with a total cost of implementing these changes of approximately $7.6 million in the second quarter of fiscal 2005. The charge was comprised of $5.7 million of non-cash property, plant and equipment write-downs, $1.4 million of non-cash write-downs for goodwill impairment and $.5 million of cash restructuring charges. The property, plant and equipment write-downs represent the charges incurred to write-down the related assets to fair market value, less costs to sell. Cash restructuring charges represent severance, equipment move, relocation, and clean-up related costs.

Collectively these non-recurring items resulted in $18.0 million of charges in the second quarter of 2005 ($17.5 million of these items were non-cash asset write offs).



                                     -MORE-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 4

SUBSEQUENT EVENTS
On May 26, 2005, we entered into a Retirement Agreement and Release (Retirement Agreement) with the former Chairman, President, and Chief Executive Officer of the Company, Bradley B. Buechler. The Retirement Agreement includes various terms and conditions pertaining to payments and benefits paid to Mr. Buechler under this Retirement Agreement that will result in a charge to our operating earnings in the third quarter of fiscal 2005 of $3.7 million, after considering items accrued up to the effective date and including $.8 million of non-cash expenses.

In May 2005, we made a decision to sell an operating line that had been recently added to the Color & Specialty Compound segment that is expected to result in a fixed asset charge of approximately $3.5 million in the third quarter of 2005. This decision was made possible as a result of the late 2004 VPI acquisition and analysis of the capabilities and capacity within the newly acquired facility. We are continuing to evaluate the Company's other operations which may lead to further plant restructuring decisions, related exit costs, and property, plant and equipment write downs for opportunities where additional short and longer term efficiencies are deemed to be achievable. Any such charges would be recorded when those decisions are made and a plan is initiated. We also decided to terminate the lease on our Company plane which will result in termination fees and selling expenses of $.8 million, but savings in operating costs upon disposal of $1 million annually. Finally, we estimate that an additional $.5 million of severance and other exit costs will be incurred relating to the completion of the plant consolidations that have been previously announced.

Collectively these actions are estimated to result in approximately $8.5 million of non-recurring charges in the third quarter of 2005 ($.8 million of non-cash expenses).

EARNINGS GUIDANCE
Our guidance for the Company's second half earnings per diluted share is $.42 to $.45 after the effect of an estimated $.16 per diluted share in charges from the subsequent events noted above or $.58 to $.61 per diluted share before the effect of these items. Our revised guidance considers the effect of the actual results and activities during the first half of fiscal 2005 and recent signals of demand weakness in some of the key markets we serve. We have seen some volume declines which could be temporary inventory destocking with the recent price decreases in certain resins or could be indicative of a broader slowdown. We have factored into our estimates a cautious view of the overall economic trends as well as the significance of the time and effort involved in our short term restructuring efforts during the remainder of this fiscal year. Finally, some of the assets held for sale have been conservatively projected to continue to generate costs or losses while we are attempting to sell during the remainder of 2005.

NON-GAAP MEASURES
Management believes that operating earnings, net income, and earnings per share excluding non-recurring items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Non-recurring items (fixed asset charges and restructuring costs) represent significant charges that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

                                     -MORE-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 5


ENGINEERED PRODUCTS NAME CHANGE
In conjunction with this release, we are announcing that our Molded & Profile Products group will now be called the Spartech Engineered Products group. The group will include four business units: Spartech Industries, Spartech Marine, Spartech Townsend, and Spartech Profiles. These businesses use technology, design and support services to provide a diverse set of customers with solutions engineered to meet their product needs such as: wheels for the lawn and garden markets; doors, windscreens and cabinets for the marine market; and products for the medical market. The managers of these businesses will report to Executive Vice President of Sheet and Engineered Products, Steven Ploeger, as do the two new Spartech Plastics Sheet Vice Presidents announced on May 31.

                                  * * * * * * *

Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds and concentrates, and engineered product solutions, which following its recently announced plant restructuring plan, will have 43 facilities located throughout the United States, Canada, Mexico, and Europe, with annual production capacity of more than 1.4 billion pounds and sales of approximately $1.2 billion, annually.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts, which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended October 30, 2004, which is on file with the Securities and Exchange Commission.



                                -TABLE TO FOLLOW-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 6


                              SPARTECH CORPORATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OPERATING RESULTS

                                                 THREE MONTHS ENDED (UNAUDITED)            SIX MONTHS ENDED(UNAUDITED)
                                                 --------------------------------      ----------------------------------
                                                 APRIL 30,     May 1,     PERCENT      APRIL 30,     May 1,      PERCENT
                                                    2005        2004       CHANGE        2005         2004        CHANGE
                                                 ---------    --------     ------      --------     --------     --------
Net Sales                                        $377,658     $287,591        31%      $682,170     $529,054           29%
                                                 ========     ========     =====       ========     ========     ========

Operating Earnings Excluding Non-recurring
Charges                                          $ 24,257     $ 28,050       (14)%     $ 34,540     $ 46,849          (26)%
                                                 ========     ========     =====       ========     ========     ========

Operating Earnings                               $  6,252     $ 28,050       (78)%     $ 16,535     $ 46,849          (65)%
                                                 ========     ========     =====       ========     ========     ========

Interest                                         $  6,378     $  6,175         3%      $ 12,852     $ 12,505            3%
                                                 ========     ========     =====       ========     ========     ========

Income Tax Provision                             $    (46)    $  8,356      (101)%     $    945     $ 13,119          (93)%
                                                 ========     ========     =====       ========     ========     ========

Net Earnings (Loss)                              $    (80)    $ 13,519      (101)%     $  2,738     $ 21,225          (87)%
                                                 ========     ========     =====       ========     ========     ========

Net Earnings Excluding Non-recurring Charges     $ 11,263     $ 13,519       (17)%     $ 14,081     $ 21,225          (34)%
                                                 ========     ========     =====       ========     ========     ========

Earnings (Loss) Per Common Share - Diluted       $   ( - )    $    .41                 $    .08     $    .68
                                                 ========     ========                 ========     ========     ========

Earnings Per Diluted Share Excluding Effect
of Non-recurring Items                           $    .35     $    .41                 $    .43     $    .68
                                                 ========     ========                 ========     ========     ========

Weighted Average Common Shares Outstanding
- Diluted                                          32,297       37,054       (13)%       32,497       32,768           (1)%
                                                 ========     ========     =====       ========     ========     ========



                                     -MORE-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 7

                              SPARTECH CORPORATION
                            (IN THOUSANDS, UNAUDITED)



                                                               AS OF
                                              ----------------------------------------
                                              APRIL 30,       Oct. 30,        PERCENT
                                                2005            2004           CHANGE
                                              ---------       --------        --------

SELECT BALANCE SHEET DATA

RECEIVABLES, NET                              $220,285        $188,427              17%
                                              ========        ========        ========

INVENTORIES                                   $153,750        $142,035               8%
                                              ========        ========        ========

PROPERTY, PLANT AND EQUIPMENT, NET            $320,234        $330,745              (3)%
                                              ========        ========        ========

ACCOUNTS PAYABLE & ACCRUED LIABILITIES        $172,790        $160,609               8%
                                              ========        ========        ========

TOTAL DEBT                                    $464,206        $474,091              (2)%
                                              ========        ========        ========

SHAREHOLDERS' EQUITY                          $408,130        $417,732              (2)%
                                              ========        ========        ========

                                                              THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                            -------------------------         -------------------------
                                                            APRIL 30,         May 1,          APRIL 30,         May 1,
                                                              2005             2004             2005             2004
                                                            --------         --------         --------         --------
SELECT CASH FLOW INFORMATION

CASH FLOW FROM OPERATIONS                                   $ 22,268         $  1,518         $ 10,184         $ (1,750)
                                                            ========         ========         ========         ========

CAPITAL EXPENDITURES                                        $  9,759         $  7,283         $ 23,233         $ 12,514
                                                            ========         ========         ========         ========

DEPRECIATION & AMORTIZATION                                 $ 10,024         $  8,634         $ 20,320         $ 16,968
                                                            ========         ========         ========         ========

BORROWINGS (REPAYMENTS) OF LONG-TERM DEBT, EXCLUDING
ACQUISITIONS & EQUITY OFFERINGS                             $ (3,090)        $ 12,994         $(11,633)        $ 23,238
                                                            ========         ========         ========         ========

DIVIDENDS ON COMMON STOCK                                   $  3,848         $  3,534         $  7,713         $  6,763
                                                            ========         ========         ========         ========

TREASURY STOCK ACQUIRED,
    (NET OF OPTION PROCEEDS)                                $  6,656         $   (161)        $  5,876         $ (1,907)
                                                            ========         ========         ========         ========


                                     -MORE-

SPARTECH CORPORATION
SECOND QUARTER 2005 EARNINGS
ADD 8

                              SPARTECH CORPORATION
                            (IN THOUSANDS, UNAUDITED)

Management believes that operating earnings, net income, and earnings per share excluding non-recurring items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Non-recurring items (fixed asset charges and restructuring costs) represent significant charges that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to Non-GAAP measures for operating earnings, net income, and earnings per share excluding non-recurring items used within this release.

                                             THREE MONTHS ENDED               SIX MONTHS ENDED
                                         -------------------------        ------------------------
                                         APRIL 30,         May 1,         APRIL 30,        May 1,
                                           2005             2004            2005            2004
                                         --------         --------        --------        --------
Operating Earnings (GAAP)                $  6,252         $ 28,050        $ 16,535        $ 46,849

    Fixed Asset Charge                     10,386               --          10,386              --
    Restructuring & Exit Costs              7,619               --           7,619              --
                                         --------         --------        --------        --------

Operating Earnings Excluding
Non-recurring Items (Non-GAAP)           $ 24,257         $ 28,050        $ 34,540        $ 46,849
                                         ========         ========        ========        ========


Net Earnings (Loss) (GAAP)               $    (80)        $ 13,519        $  2,738        $ 21,225

    Fixed Asset Charge                      6,543               --           6,543              --
    Restructuring & Exit Costs              4,800               --           4,800              --
                                         --------         --------        --------        --------

Net Earnings Excluding
Non-recurring Items (Non-GAAP)           $ 11,263         $ 13,519        $ 14,081        $ 21,225
                                         ========         ========        ========        ========



Earnings (Loss) Per Diluted Share        $   ( - )        $    .41        $    .08        $    .68

    Fixed Asset Charge                        .20               --             .20              --
    Restructuring & Exit Costs                .15               --             .15              --
                                         --------         --------        --------        --------

Earnings (Loss) Per Diluted Share
Excluding Effect of Non-recurring
Items (Non-GAAP)                         $    .35         $    .41        $    .43        $    .68
                                         ========         ========        ========        ========


                                      -30-